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CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Pre-Effective Amendment No. 1 to the registration statement on Form N-2 (the "Registration Statement") of our report dated February 27, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of The Gabelli Convertible Securities Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus and under the headings "Counsel and Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP


1177 Avenue of the Americas


New York, New York 10036


May 6, 1997